Exhibit 99.1

Getty Images Enters the Commercial Music Licensing Business

Company Embarks on Next Phase of Digital Media Strategy with Acquisition of Pump Audio

SEATTLE – June 20, 2007 – Getty Images, Inc. (NYSE: GYI), the world’s leading creator and distributor of visual content, today announced that it has entered the commercial music licensing business with the acquisition of Pump Audio, a leading provider of quality independent music to content creators around the world. The acquisition marks Getty Images’ entry into the music industry, a significant development in the company’s ongoing strategy to build a comprehensive digital media offering to meet the growing content needs of media, advertising and corporate customers. Getty Images intends to streamline commercial music licensing to the benefit of both customers and creators of music.

Getty Images now has a platform that allows customers to license pre-cleared, original professional quality music to enhance their broadcast, film, video, advertising and online projects. The music will, over time, be integrated into the various web sites of Getty Images, as well as being made available by the sales force of Getty Images. Getty Images believes that this acquisition provides an excellent entry into commercial music licensing as Pump Audio is a proven innovator, who has made it easier and more affordable for customers to license music for commercial use, while allowing artists to retain ownership of and profit from their music.

The rapid growth of online and mobile multimedia platforms is driving an ever-expanding appetite for fresh digital content, including high quality, easily licensable music. This trend is expected to continue as new media absorbs an increasing share of consumer attention and marketing spend. The market for commercial music licensing for synchronization and performance rights is estimated to be in excess of $3 billion according to 2006 Enders Analysis data and Wall Street research.

Getty Images now can meet customer needs in the expanding world of new media. Artists, labels and publishers will be more able to monetize their content and customers will find it easier to secure the high-quality, versatile music and creative content they need all in one place.

“Getty Images has powered the forward momentum of the visual content industry over the past 12 years, delivering most of the major innovations and bringing new opportunities to our partners and customers. Today there is wide agreement in the music industry that the market for commercial music licensing is fragmented, inefficient and confusing, just as the imagery market once was,” said Jonathan Klein, co-founder and CEO of Getty Images. “We are confident that bringing our digital distribution, e-commerce expertise and our customer relationships, as well as our understanding of intellectual property, to the music industry will have a similarly positive impact.”

“By joining Getty Images we will be creating a powerful, one-stop solution for our customers and for the growing 'new breed' of content creators that need music and images every day in order to be creative,” said Steve Ellis, founder and CEO at Pump Audio. “Our unique music solution has, from the start, been driven by the desire to treat our artists fairly and to get them paid for the use of their music. The combination with Getty Images will give many more creative customers access to great original music, and at the same time will provide our contributing artists access to a huge, global marketplace.”

In the coming months, Getty Images plans to announce platforms and partnerships that will continue to expand the marketplace, providing creative solutions to customers and offering music owners additional ways to support their work. In addition to the independent artists whose content Pump Audio currently distributes, these platforms will offer incremental revenue opportunities for major labels and publishers and other owners of high-quality audio content.

Getty Images has acquired Pump Audio for approximately $42 million.

About Getty Images

Getty Images is the world’s leading creator and distributor of visual content and the first place creative professionals turn to discover, purchase and manage imagery. The company’s award-winning photographers and imagery help customers create inspiring work which appears every day in the world’s most influential newspapers, magazines, advertising campaigns, films, television programs, books and Web sites. Headquartered in Seattle, WA and serving customers in more than 100 countries, Getty Images believes in the power of imagery to drive positive change, educate, inform, and entertain. Visit Getty Images at http://gettyimages.com.

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For more information, please contact:

Press: Deb Trevino, VP, Communications, 206-925-6474, deb.trevino@gettyimages.com

Investors: Alan Pickerill, Director, Investor Relations, 206-925-6355, alan.pickerill@gettyimages.com